Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

KEVIN J. CAMERON JOINS THE BOARD OF DIRECTORS OF REDDY ICE

DECEMBER 31, 2008 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that Kevin J. Cameron has been appointed by the Board of Directors of the Company to serve as a member of the Company’s Board of Directors effective December 31, 2008.  Mr. Cameron, 40, has more than ten years of corporate governance and strategy experience.  In 2003, Mr. Cameron co-founded Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance.  From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, a technology venture focused on digital entertainment.  From 1997 to 2001, he was employed by NorthPoint Communications, a publicly-traded broadband telecommunications company.  Prior to 1997, Mr. Cameron was an attorney with the corporate law firm of Kellogg, Huber, Hansen, Todd & Evans in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit.  Mr. Cameron earned a law degree from the University of Chicago and an undergraduate degree from McGill University.  Mr. Cameron also serves as a director of Keryx Biopharmaceuticals, Inc. and as a member of the Shamrock Activist Value Fund’s Advisory Panel.

Mr. Cameron fills a vacancy created by the resignation, effective December 31, 2008 of Christopher S. Kiper from the Board of Directors.  Mr. Kiper served on the Board of Directors as a designee of Shamrock Activist Value Fund, L.P. (“SAVF”), the Company’s largest stockholder.  Mr. Cameron has been designated by SAVF as Mr. Kiper’s replacement pursuant to the letter agreement dated as of April 17, 2008 between the Company and SAVF.

“We are pleased to welcome Kevin Cameron to our Board of Directors,” commented Gilbert M. Cassagne, the Company’s Chief Executive Officer and President.  “We look forward to the insights and perspectives that his corporate governance, legal, and capital markets expertise will provide.  On behalf of the entire Reddy Ice team, I would also like to thank Chris Kiper for his dedicated service to the Board of Directors and the Company.”

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.